Exhibit 3.28
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
     General Coal Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:
     FIRST: That the Board of Directors of said corporation, at a meeting duly held, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:
RESOLVED, that the Certificate of Incorporation of General Coal Company be amended by changing Article I thereof so that, as amended, said Article shall be and read as follows:
“The name of the corporation is WESTMORELAND COAL SALES COMPANY, INC.”
     SECOND: That in lieu of a meeting and vote of stockholders, the sole stockholder has given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.
     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation law of the State of Delaware.
     IN WITNESS WHEREOF, said General Coal Company has caused this certificate to be signed by M.J. McDonnell, its Vice President, and attested by W.E. Bradshaw, its Secretary, this 20th day of February, 1985.

By	/s/ M. J. McDonnell
Vice President

ATTEST:
By	/s/ William E. Bradshaw
Secretary